Adopted by the Compensation Committee on February 23, 2011

Scientific Learning Corporation
2011 Management Incentive Plan

Plan Name: Scientific Learning (the “Company”) FY 2011 Management Incentive Plan (“the Plan”)

Purpose:  To provide significant cash awards to participants for the achievement and over-achievement of the Company’s collective financial goals, as well as each participant’s individual goals.

Participants: All executives, vice presidents, senior directors, directors, senior managers and selected manager-level employees, except that (a) the regional sales directors, who are included in sales incentive compensation plans, are excluded from this Plan; and (b), persons who participate in the 2011 Technical Incentive Plan are excluded from this Plan.  If an employee is potentially eligible under both the Management Incentive Plan and the Technical Incentive Plan, the Vice President of Human Resources will determine to which plan the employee will be assigned.  The estimated number of participants in 2011 is approximately 39.

Target and Maximum Levels:  Target awards are intended to deliver market-level incentive compensation at 100% achievement of goals.  Awards increase for overachievement.

Title	Target Award (% of Base Salary Awarded at 100% Achievement of Goals)	Maximum Award (Max % of Base Salary Awarded on Overachievement)
CEO	55%	110%
SVP, Sales and Services	50%	100%
CFO	45%	90%
Chief Scientist, Other Senior VPs	35%	70%
Chief Ed Officer, Other VPs	30%	60%
Senior Directors	25%	50%
Directors	20%	40%
Senior Managers	15%	30%
Managers	10%	20%

Goals: All Participants in the Plan will have shared Company financial goals and individual goals closely related to the Participant’s own area of responsibility.

Weighting of Shared Goals and Individual Performance

Goal	% of Target Award Allocated to Goal
Shared company financial goals	70%
Individual performance	30%

SLC Confidential	Page 1 of 3

Adopted by the Compensation Committee on February 23, 2011

Shared Company Financial Goals
Shared Company financial goals for the 2011 Plan are Booked Sales and EBITDAS. The entry, target and maximum levels for those goals are as established by the Compensation Committee.

Until the entry level for both financial goals is achieved, no financial goals bonus is paid.   The percentage of the financial goals target bonus to be paid will range from 10%, once the minimum Booked Sales and EBITDAS entry levels are exceeded, to a maximum of 200%, when the maximum Booked Sales and EBITDAS are achieved. The percentage will increase from 10% to 200% as Booked Sales and EBITDAS increase.  EBITDAS achievement is weighted slightly more than Booked Sales achievement in determining the amount of the bonus.

Individual Goals
Individual goal performance under the 2011 Plan is based on the following:
•
Achievement (on a rating scale of 1.0 to 5.0) of agreed-upon individual goals closely related to the Participant’s area of responsibility.  These goals will be agreed in writing between the Participant and his/her manager.

•
Below 75% individual goal achievement (weighted average rating of 2.5), no individual goal achievement bonus is paid.  At 100% individual goal achievement (weighted average rating of 3.0), 100% of the individual goal achievement target bonus is paid.  At 200% individual goal achievement (weighted average rating of 5.0), the 200% maximum for the individual goal achievement target bonus is paid.  From the 100% individual goal achievement level (weighted average rating of 3.0), the award earned scales ratably up to the maximum or down to the minimum in increments of 2.5% (corresponding to weighted average rating increments of 0.05).

Customization and Final Calculation
Weighting and definition of goals may be customized for specific positions. The amount of bonus for shared company financial goals will be calculated after the 2011 audited financial results are available.  The final calculation of the bonus, including any rounding, will be in the sole and absolute discretion of the Company’s CFO, with approval by the CEO.

With the approval of the Compensation Committee of the Board of Directors, the CEO may adjust the calculated amount of the individual goal achievement bonus for Leadership Team members and Officers (other than the CEO) to reflect the relative difficulty or strategic importance of that executive’s goals compared to the goals of other Leadership Team members and Officers. The Compensation Committee may adjust the calculated amount of the individual goal achievement bonus for individual performance for the CEO for the same reasons.

Definitions:

•	Base Salary: Participant’s base salary as of 12/31/11.
•	EBITDAS: Earnings before interest, taxes, depreciation, amortization and stock compensation expense, determined in accordance with SLC’s audited financial statements for 2011.
•	Booked Sales: Booked sales in 2011, determined in accordance with SLC’s audited financial statements for 2011.

SLC Confidential	Page 2 of 3

Adopted by the Compensation Committee on February 23, 2011

General Provisions:

1.
The Plan will be administered by Scientific Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.  The obligations of the Company as set forth in this document shall be subject to modification in such manner and to such extent as the Compensation Committee of the Board of Directors deem necessary, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation. The Compensation Committee has discretion to pay awards to reflect achievement even if specific goals are not met.

2.
Death or Disability.  If a Participant dies or becomes disabled prior to the date the awards are paid, his/her cash payment amount will be prorated to include only the full fiscal quarterly periods for which the Participant was an active Scientific Learning employee.  For the purposes of this Plan “disability” means that as a result of physical or mental incapacity the Participant is unable to perform his or her duties on a full-time basis for a period of 120 consecutive days. In the case of death, the payment amount will be paid to the Participant’s estate according to applicable law and established guidelines and practices.

3.	Paid or Unpaid Leave. If a participant is on paid or unpaid leave of absence in 2011, his/her cash payment amount will be prorated to exclude that time he/she was on such leave.

4.
Participants hired or promoted into a MIP eligible position prior to October 1, 2011 will be eligible for a pro-rated award (unless otherwise agreed to, in writing, at the time of the employment action).

5.
Except as provided in paragraphs 2 or 3 above, Plan Participants must be employed by Scientific Learning at the time that the award is no longer subject to a risk of forfeiture in order to receive payment of an award under this Plan.

6.
Awards will be paid in the first quarter of 2012, following the completion of the 2011 audit, provided that all awards shall be paid within two and one-half months following the end of the calendar year in which the awards are no longer subject to substantial risk of forfeiture.

SLC Confidential	Page 3 of 3